Exhibit 10.1

Execution Version

AMENDMENT NO. 3 TO CREDIT AGREEMENT AND GUARANTY

This AMENDMENT NO. 3 TO CREDIT AGREEMENT AND GUARANTY (this “Amendment”) is made as of August 1, 2025, by and between NEURONETICS, INC., as the Borrower (the “Borrower”), and PERCEPTIVE CREDIT HOLDINGS IV, LP, in its capacities as (i) administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) and (ii) the Majority Lender.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement and Guaranty, dated as of July 25, 2024 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended or otherwise modified pursuant to this Amendment and as it may be further amended, supplemented or otherwise modified from time to time hereafter, being the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Majority Lender make certain amendments to the Existing Credit Agreement, and the Administrative Agent and the Majority Lender are willing to do so subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONSENT, WAIVER AND AMENDMENT

SECTION 1.01. Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Amendment (including the preambles and recitals hereto and hereof) shall have the meanings ascribed to such terms in the Existing Credit Agreement.

SECTION 1.02. Amendments to the Existing Credit Agreement. Effective as of the Amendment No. 3 Effective Date, the Existing Credit Agreement is hereby amended as set forth below:

(a) The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in their respective alphabetically correct places:

“Amendment No. 3” means Amendment No. 3 to Credit Agreement and Guaranty, dated as of the Amendment No. 3 Effective Date, by and among the Borrower, the Administrative Agent and the Majority Lender.

“Amendment No. 3 Effective Date” means August 1, 2025.

“Tranche 2A Borrowing Date” means the date of the Borrowing of the Tranche 2A Loan, which shall be on the Amendment No. 3 Effective Date and no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied.

“Tranche 2B Borrowing Date” means the date of the Borrowing of the Tranche 2B Loan, which shall be after the Tranche 2A Borrowing Date and no sooner than the date on which each of the conditions precedent set forth in Section 6.03 shall have been satisfied.

“Tranche 2A Loan” means a Tranche 2 Loan in an aggregate principal amount of up to $10,000,000 to be available after the Amendment No. 3 Effective Date and on or prior to January 31, 2026.

“Tranche 2B Loan” means a Tranche 2 Loan in an aggregate principal amount of up to $5,000,000 to be available after the Tranche 2B Borrowing Date and on or prior to January 31, 2026.

(b) The following defined terms set forth in Section 1.01 of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Tranche 2 Borrowing Date” means the date of the Borrowing of the Tranche 2A Loan or the Tranche 2B Loan hereunder, as the context may require, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02, in the case of the Tranche 2A Loan, and Section 6.03, in the case of the Tranche 2B Loan, shall have been satisfied.

“Tranche 2 Loan” means, as the context may require, either the Tranche 2A Loan, the Tranche 2B Loan or both.

(c) Section 2.01(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) On the terms and subject to the conditions of this Agreement, each Lender agrees to make Tranche 2 Loans to the Borrower in two Borrowings on the Tranche 2A Borrowing Date and the Tranche 2B Borrowing Date, respectively, with the Borrowing of the Tranche 2A Loan occurring after the Amendment No. 3 Effective Date and on or prior to January 31, 2026 and the Borrowing of the Tranche 2B Loan occurring after the Tranche 2A Borrowing Date and on or prior to January 31, 2026.

(d) All references to “Tranche 2 Loan” and “Tranche 2 Borrowing Date” set forth in Section 6.02 are hereby amended and replaced with “Tranche 2A Loan” and “Tranche 2A Borrowing Date”, respectively.

(e) Section 6.02(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Minimum Net Revenue. The Administrative Agent shall have received evidence satisfactory to it that, for the period of four (4) consecutive fiscal quarters ended June 30, 2025, the Borrower and its Subsidiaries have received Net Revenue for such period in an aggregate amount not less than eighty five million dollars ($85,000,000).

(f) Section 6.02(g) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g) Tranche 2A Borrowing Date Warrant. The Administrative Agent shall have received, on behalf of the Lenders in accordance with their respective Proportionate Shares, executed counterparts of Warrant Certificates, dated as of the Tranche 2A Borrowing Date, exercisable into an aggregate amount of 225,000 shares of the Borrower’s common stock and having an exercise price equal to the exercise price then in effect for the Closing Date Warrant Certificate, duly executed, delivered and validly issued by the Borrower.

(g) Section 6.02(h) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h) [Intentionally Omitted].

(h) Section 6.03 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.03 Conditions to the Borrowing of the Tranche 2B Loan. The obligation of each Lender to make its Tranche 2B Loan shall be subject to (i) the prior making of the Tranche 2A Loan, (ii) the delivery of a Borrowing Notice for the Tranche 2B Loan as required pursuant to Section 2.02, and (iii) the satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.03.

(a) [Intentionally Omitted].

(b) Tranche 2B Borrowing Date. The Tranche 2B Borrowing Date shall have occurred on or before January 31, 2026.

(c) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor party to a Loan Document on the Tranche 2B Borrowing Date:

(i) a copy of a good standing certificate (or equivalent thereof), dated a date reasonably close to the Tranche 2B Borrowing Date, for each such Person and

(ii) a certificate, dated as of the Tranche 2B Borrowing Date, duly executed and delivered by such Person’s secretary, assistant secretary, managing member, general partner or equivalent, as to:

(A) resolutions of each such Person’s Board then in full

force and effect authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by such Person on the Tranche 2B Borrowing Date and the Transactions contemplated to be consummated in connection with the Borrowing of the Tranche 2B Loan;

(B) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person on the Tranche 2B Borrowing Date; and

(C) true and complete copies of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(d) Tranche 2B Borrowing Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Tranche 2B Borrowing Date, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower certifying that: (i) both immediately before and after giving effect to the Borrowing of the Tranche 2B Loan on the Tranche 2B Borrowing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the Borrowing of the Tranche 2B Loan, or the consummation of any Transactions contemplated to occur on the Tranche 2B Borrowing Date, and (ii) all of the conditions set forth in this Section 6.03 have been satisfied (or waived in writing by the Administrative Agent); provided that, with respect to the representation, warranty and certification referenced in clauses (x) and (y) above relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Tranche 2B Borrowing Date” and (2) the Borrower may supplement the schedules to this Agreement and the other Loan Documents as reasonably necessary in order for such certification to be true and correct on the Tranche 2B Borrowing Date; provided, further, that no such supplement shall be permitted if the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence of an Event of Default, or (B) constituted a Material Adverse Effect or was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.03(d), if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(e) Delivery of Notes. Each requesting Lender shall have received a Note in favor of such Lender evidencing such Lender’s Tranche 2B Loan, dated as of the Tranche 2B Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(f) Compliance With Financial Covenants. The Administrative Agent shall have received evidence reasonably satisfactory to it that, as of the fiscal quarter ended December 31, 2025, the Borrower will be in compliance with the covenants set forth in Section 10.01 and Section 10.02, if applicable.

(g) Tranche 2B Borrowing Date Warrant. The Administrative Agent shall have received, on behalf of the Lenders in accordance with their respective Proportionate Shares, executed counterparts of Warrant Certificates, dated as of the Tranche 2B Borrowing Date, exercisable into an aggregate amount of 112,500 shares of the Borrower’s common stock and having an exercise price equal to the exercise price then in effect for the Closing Date Warrant Certificate, duly executed, delivered and validly issued by the Borrower.

(h) Information and Collateral Certificate. The Administrative Agent shall have received a fully completed Information and Collateral Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Tranche 2B Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower, which is true and correct as of the Tranche 2B Borrowing Date; provided that the Borrower may supplement the Information and Collateral Certificate delivered on the Closing Date in order for such certification to be true and correct as of the Tranche 2B Borrowing Date; provided, further that no such supplement shall be permitted if the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement either (i) was the result of the occurrence of a Default or (ii) constituted a Material Adverse Effect or was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents required to be appended to the Information and Collateral Certificate, if any, shall be in form and substance satisfactory to the Administrative Agent, shall have been executed by the requisite parties and shall be in full force and effect.

(i) Material Adverse Change. Since December 31, 2023, no Material Adverse Change shall have occurred.

(j) All Other Loan Documents. The Administrative Agent shall have received all other Loan Documents to be entered into in connection with the Borrowing of the Tranche 2B Loan in form and substance satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(k) Satisfactory Legal Form. All documents (including all Loan Documents), including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries in connection with the Borrowing of the Tranche 2B Loan shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(l) Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender all fees, costs and expenses due and payable pursuant to Section 14.03, including all costs and fees and all unpaid expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions contemplated in connection with the Borrowing of the Tranche 2B Loan (including the Administrative Agent’s legal fees and expenses).

(i) The following new Section 6.04 is hereby added immediately following Section 6.03 of the Existing Credit Agreement:

Conditions to the Borrowing of a Tranche 3 Loan. After the Borrowing of the Tranche 3 Loan on the Amendment No. 1 Effective Date, the Borrower may request that the Lenders (and/or, with the consent of the Majority Lenders, other Eligible Transferees) make one or more additional Tranche 3 Loans in an aggregate principal amount not to exceed $15,000,000, in each case in accordance with Section 2.01(c); provided that, notwithstanding any such request or any other term or provision of this Agreement or any other Loan Document, the making of any such Tranche 3 Loan shall be subject to the prior consent of the Majority Lenders (which consent may be provided or denied in the sole discretion of the Majority Lenders), and no Lender shall have any commitment to make or participate in the making of any such Tranche 3 Loan unless such Lender elects to participate in such Tranche 3 Loan and the Majority Lenders have provided such consent in writing to the Borrower, the Administrative Agent and the other Lenders hereunder. In the event (and only in the event) the Majority Lenders so consent to make, and a Lender affirmatively elects to participate in, any such Tranche 3 Loan, in whole or in part, as provided above, the obligation of a Lender to fund its share of any such Borrowing of Tranche 3 Loans shall be subject to the delivery of a Borrowing Notice by the Borrower, if requested by the Administrative Agent, the delivery of a funds flow memorandum by the Borrower summarizing, in reasonable detail, the application of proceeds of such Tranche 3 Loan, and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of such customary additional conditions as the Majority Lenders may reasonably request (including, without limitation, (i) the payment of an upfront fee or equivalent in the amount of one percent (1.00%) of the aggregate principal amount of any such Tranche 3 Loan, (ii) receipt by each Lender making a Tranche 3 Loan of a Warrant Certificate or Warrant Certificates, (x) exercisable into a number of shares of the Borrower’s common stock equal to the product of (1) 900,000 multiplied by (2) a fraction having a numerator equal to the aggregate principal amount of the applicable Tranche 3 Loan being borrowed hereunder and a denominator equal to $15,000,000, and (y) having an exercise price equal to the exercise price then in effect for the Closing Date Warrant Certificate, and (iii) some or all conditions of the type set forth in Section 6.01).

(j) Section 10.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.01 Minimum Liquidity. The Borrower hereby covenants and agrees that (i) at all times until and including September 30, 2026 it shall hold and maintain a minimum aggregate balance of two million dollars ($2,000,000) and (ii) at all times following September 30, 2026 it shall hold and maintain a minimum aggregate balance of five million dollars ($5,000,000), in each case and at all such times in unrestricted cash-on-hand and Permitted Cash Equivalent Investments in one or more Controlled Accounts maintained with one or more commercial banks or similar deposit-taking institutions in the U.S. that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

(k) Notwithstanding any provisions or time periods set forth in the Existing Credit Agreement, including the joinder of Subsidiaries required under Section 8.11(a)(y) thereof, the Borrower and Administrative Agent on behalf of the Lenders agree that the timeline to effectuate the joinder of new Subsidiaries pursuant to the Greenbrook Acquisition Agreement is hereby extended to August 31, 2025 (or such later date as may be agreed by the Administrative Agent in its sole discretion).

SECTION 1.03. No Other Waivers, Amendments or other Modifications Implied or Intended. Except as set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of any Secured Party under the Existing Credit Agreement, the Credit Agreement or any other Loan Document, or alter, modify, supplement, amend or in any way affect any of the terms, obligations or covenants contained in the Existing Credit Agreement, the Credit Agreement or any other Loan Document, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of any Secured Party to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Existing Credit Agreement, the Credit Agreement or any other Loan Document.

ARTICLE II

CONDITIONS PRECEDENT

SECTION 2.01. Conditions to Effectiveness of this Amendment. The effectiveness of this Amendment shall be subject to the prior or substantially contemporaneous satisfaction (or waiver thereof by the Administrative Agent) of each of the following conditions precedent in a manner reasonably satisfactory to the Administrative Agent (the date upon which all such conditions are satisfied or waived being the “Amendment No. 3 Effective Date”):

(a) Executed Amendment. The Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Administrative Agent and each of the Lenders party hereto.

(b) Secretary’s Certificate, Etc. Unless the Borrower certifies to the Administrative Agent that the certificates and other documents delivered pursuant to Section 6.01(a) of the Existing Credit Agreement on the Amendment No. 1 Effective Date or the Amendment No. 2 Effective Date, as applicable, remain in full force and effect (without any amendment, modification, rescission, revision, repeal or supplementation since the Amendment No. 2 Effective Date) as of the Amendment No. 3 Effective Date and may be relied upon by the Secured Parties as of such date, the Borrower shall deliver updated certificates and other documents equivalent to those delivered on the Amendment No. 1 Effective Date or the Amendment No. 2 Effective Date, as applicable, pursuant to Section 6.01(a) of the Existing Credit Agreement, in each case effective as of (and true and correct as of) the Amendment No. 3 Effective Date and reasonably satisfactory to the Administrative Agent.

(c) Representations and Warranties. The statements, representations and warranties contained in Article III below shall each be true and correct, both immediately before and after giving effect to this Amendment, and the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, addressed to it and the Lenders and certifying as to the foregoing.

(d) Costs and Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender all reasonable and documented fees, costs and expenses due and payable to them pursuant to Section 14.03 of the Existing Credit Agreement (including the Administrative Agent’s and each Lender’s reasonable and documented legal fees and out-of-pocket expenses).

(e) Tranche 2A Borrowing. The Borrowing of the Tranche 2A Loan shall have occurred.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. To induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment No. 3 Effective Date, each of the following statements are true and correct:

(a) The Borrower has full power, authority and legal right to execute, deliver this Amendment and perform under this Amendment and any other Loan Document to which it is a party as amended hereby.

(b) The transactions contemplated by this Amendment and the Amended Credit Agreement are within the Borrower’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Amendment has been duly executed and delivered by the Borrower and this Amendment and the Amended Credit Agreement and each other Loan Document to which the Borrower is a party each constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect as of the Amendment No. 3 Effective Date) is required for the due execution or delivery by the Borrower of this Amendment, or performance by the Borrower of its obligations under this Amendment or each other Loan Document to which it is a party as amended hereby. The execution or delivery by the Borrower of this Amendment, or performance by the Borrower of its obligations under this Amendment or each other Loan Document to which it is a party as amended hereby, will not (i) violate or conflict with any material Law in any material respect, (ii) violate or conflict with any Organic Document of the Borrower, (iii) except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, violate or conflict with any material Governmental Approval of any Governmental Authority, (iv) violate or result in a breach or default under any Material Agreement binding upon the Borrower that results in the termination or acceleration of such Material Agreement (or has a similar result or effect) or gives any counterparty to such Material Agreement the right to terminate or accelerate such Material Agreement (or the right to cause a similar result or effect) or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Borrower.

(d) Both immediately before and after giving effect to this Amendment, no Default or Event of Default shall have then occurred and be continuing, or could reasonably be expected to result from the execution, delivery and performance of this Amendment or the transactions contemplated hereby.

(e) Both immediately before and after giving effect to this Amendment:

(i) the representations and warranties set forth in the Credit Agreement and each other Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all respects; and

(ii) the representations and warranties set forth in the Credit Agreement and each other Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Governing Law; Jurisdiction; Jury Trial. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York. The jurisdiction and waiver of jury trial provisions set forth in Sections 14.10 and 14.11 of the Credit Agreement, respectively, are incorporated herein by reference mutatis mutandis.

SECTION 4.02. Effect of this Amendment.

(a) On and after the Amendment No. 3 Effective Date, each reference in any Loan Document (other than this Amendment) to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment.

(b) This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and each other Loan Documents. The Borrower agrees that all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and other Loan Documents shall, except as expressly set forth in this Amendment, remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document. Except as expressly amended by this Amendment, the Existing Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of the Administrative Agent or any Lender under any Loan Document or applicable Law, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 4.03. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Credit Agreement, any other Loan Document or any Obligation thereunder.

SECTION 4.04. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

SECTION 4.05. Binding Nature. The provisions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent.

SECTION 4.06. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

SECTION 4.07. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

SECTION 4.08. Integration. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understanding, oral or written, relating to the subject matter hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

NEURONETICS, INC.

By	/s/ Steve Pfanstiel
Name: Steve Pfanstiel
Title: CFO

ADMINISTRATIVE AGENT AND MAJORITY LENDER:

PERCEPTIVE CREDIT HOLDINGS IV, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager